EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)


                                                                                                           NINE MONTHS  NINE MONTHS
                                                                                                             ENDED        ENDED
                                                                                                           SEPT. 29,    SEPT. 28,
                                                    1993        1994       1995       1996        1997        1997        1998
                                                 ---------   ---------  ---------  ---------   ---------   ---------   ---------
Pretax Income (Loss) from Continuing             $  12,567   $  80,115  $ 161,384  $  83,505   $  24,032   $  27,934   $(121,857)
Operations:

Loss Recognized On Investment in Less than 50%
  Owned Person Accounted for under the Equity
  Method                                                 0           0          0          0         343         321           0

Minority Interest in the Loss of Majority-Owned
  Subsidiary                                          (967)          0          0     (1,539)       (450)       (450)          0
                                                 ---------   ---------  ---------  ---------   ---------   ---------   ---------

                                                 $  11,600   $  80,115  $ 161,384  $  81,966   $  23,925   $  27,805   $(121,857)
                                                 ---------   ---------  ---------  ---------   ---------   ---------   ---------

Fixed Charges:

Interest Expense and Amortization of Debt
  Discount                                       $     289   $   4,041  $   6,239  $   6,895   $   6,707   $   4,043   $   8,207

Amortization of Debt Expense                             0         278        414        414       1,998       1,757         767

Appropriate Portion of Rent Expense Related
  to Interest Charges                                1,220       1,651      1,998      2,569       4,645       3,038       4,474
                                                 ---------   ---------  ---------  ---------   ---------   ---------   ---------

Total Fixed Charges                              $   1,509   $   5,970  $   8,651  $   9,878   $  13,350   $   8,838   $  13,448
                                                 ---------   ---------  ---------  ---------   ---------   ---------   ---------

Earnings (Loss) Before Income Taxes, Loss on
  Investment Accounted for Under Equity
  Method, Minority Interest, and Fixed Charges   $  13,109   $  86,085  $ 170,035  $  91,844   $  37,275   $  36,643   $(108,409)
                                                 ---------   ---------  ---------  ---------   ---------   ---------   ---------


Ratio of Earnings to Fixed Charges                    8.7x       14.4x      19.7x       9.3x        2.8x        4.2x(1)         (2)
                                                 =========   =========  =========  =========   =========   =========   =========



(1) The calculation for the nine month period ended September 29, 1997 includes a $1.6 million write-off of unamortized debt issuance costs related to the March 1997 redemption of the 1994 convertible subordinated notes. Excluding this write-off, earnings to fixed charges ratio would have been 4.9x for the nine month period ended September 29, 1997.

(2)   Earnings were inadequate to cover fixed charges by $121,857.